One Financial Center Boston, MA 02111 617-542-6000 617-542-2241 fax www.mintz.com

___, 2013

Lexington Group Technologies, Inc.

375 Park Avenue, 26th Floor

New York, New York 10152

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the merger (the “Merger”) of DSSIP, Inc. (“Merger Sub”), a Delaware corporation and a wholly-owned subsidiary of Document Security Systems, Inc. (“DSS”), a New York corporation, with and into Lexington Technology Group, Inc. (“Lexington”), a Delaware corporation, with Lexington surviving the Merger as a wholly-owned subsidiary of DSS, pursuant to the Agreement and Plan of Merger, dated as of October 1, 2012, as amended, by and among DSS, Lexington, Merger Sub and Hudson Bay Master Fund Ltd., as representative of Lexington’s stockholders solely for certain purposes (the “Merger Agreement”).

In formulating our opinion, we examined such documents as we deemed appropriate, including the Merger Agreement, the Form S-4 filed by DSS with the Securities and Exchange Commission (“SEC”) on November 26, 2012 (as amended through the date hereof, the “Registration Statement”), including the proxy statement/prospectus forming a part thereof, and an independent valuation analysis obtained by Lexington. In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various officers and representatives of DSS, Merger Sub, and Lexington.

Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement, (3) that there will be no change in applicable United States federal income tax law from the date hereof through the effective time of the Merger, (4) the accuracy of the representations, as of the date hereof and as of the effective time of the Merger, as applicable (i) made by DSS, on behalf of itself and Merger Sub, set forth in the certificate delivered to us by DSS, dated the date hereof and (ii) made by Lexington, on behalf of itself, set forth in the certificate delivered to us by Lexington, dated the date hereof, and (5) that any representations made in such certificates which are qualified by knowledge or qualifications of like import are accurate without such qualifications.

Based upon and subject to the foregoing, we hereby confirm that the discussion contained in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” insofar as such discussion constitutes statements of United States federal income tax law or legal conclusions, subject to the assumptions, limitations and conditions set forth therein, represents our opinion as to the material United States federal income tax consequences of the Merger.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Boston | Washington | New York | Stamford | Los Angeles | San Francisco | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

_________, 2013

Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, all as currently in effect and any of which may be changed at any time, possibly with retroactive effect. Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matter other than that which is specifically covered by the foregoing opinion.

This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose. No opinion is expressed as to any transaction other than the Merger.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.